D.F. King Script
Time Fund


Mailing sent to all shareholders with a prospectus supplement: May 17,
1995
Proxy Mailed (May 24-25, 1995): Mailing contained: ballot, proxy statement & president's letter
Record date: April 21, 1995
Meeting date: June 20, 1995

Opening comments:
"Hello, my name is ____________, and I am calling on behalf of Oppenheimer Management Corporation. Is this Mr./Mrs./Ms. __________?" [if no, go to next paragraph][If yes] As an Oppenheimer Time Fund shareholder, you should have received a proxy to vote on the proposed reorganization of Oppenheimer Time Fund into Oppenheimer Target Fund. I am simply calling to urge you to vote because your vote is so important and to answer any questions you may have as to how to cast your vote."

[If person not home] "Please leave a message that _______ called on behalf of Oppenheimer Management Corporation regarding the proxy for Oppenheimer Time Fund. Mr./Mrs./Ms/________ can contact me at 1-800-XXX-XXXX if he/she has not received the proxy or if there are any questions regarding how to cast his/her vote."

[If answering machine]: "Hello, my name is ____________, and I am calling for (name) on behalf of Oppenheimer Management Corporation. As an Oppenheimer Time Fund shareholder, (name) should have received a proxy to vote on the proposed reorganization of Oppenheimer Time Fund into Oppenheimer Target Fund. If there are any questions regarding how to cast his/her vote or if he/she needs another copy of the proxy material, please feel free to contact me at 1-800-XXX-XXXX from 9am to 8pm EST."

Proxy issues:

Proposed Reorganization into Oppenheimer Target Fund - After careful consideration, the Board of Trustees of Oppenheimer Time Fund agreed that it is in the best interest of shareholders to reorganize Time Fund into Oppenheimer Target Fund.

Why does the Board and the Investment Adviser recommend this change? - Although Time Fund and Target Fund have the same objective -- both seek long-term capital appreciation by investing in companies that present opportunities for long-term growth -- Time Fund currently emphasizes investments in medium-sized companies, where Target Fund's portfolio manager has currently focused on companies of all sizes, thereby being able to go after opportunities from a larger pool of companies. (Medium-sized (mid-cap) companies have market capitalizations between $500 million and $5 billion.)



How does this change benefit shareholders? - Shareholders should benefit from the investment flexibility of Target Fund as well as the potential for cost savings from being a shareholder in a larger fund after the reorganization.

When will this change occur? - If approved at the shareholder meeting on June 20, 1995, the reorganization will occur shortly thereafter.

Is this a taxable event? - No. The reorganization will be tax-free to the Fund and its shareholders.

Can I still invest in Time Fund? - Yes, you can still make additional purchases.

If asked specific questions about performance or account issues? - Although I do not have fund performance information, the letter you received on the proposed reorganization had performance information. I am simply calling on behalf of your Fund to ensure that you received your proxy statement and to encourage you to vote because your vote is so important. If you have any specific questions concerning your account, I would be happy to transfer you to a Customer Service Representative who can help you.

If investor wants to know how shares are transferred. Your Time Fund shares will be exchanged for the equal dollar value of shares of Oppenheimer Target Fund. Of course, no sales charge is paid.



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